Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES FIRST QUARTER

FINANCIAL RESULTS

CONCORD, CA, May 1, 2007—Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2007.

Total revenue for the first quarter of 2007 was $4.7 million, down from $7.0 million for the first quarter of 2006. The decrease in revenue is attributable to no milestone payments or development funding recognized in the current quarter from our agreements with Baxter, BioOne and MedImmune as compared with $3.4 million in the first quarter of 2006. Product revenue was $1.2 million in the first quarter of 2007, up from $0.5 million in the first quarter of 2006. Total operating expenses for the first quarter of 2007 were $12.6 million, up from $10.0 million for the same period in 2006, primarily due to costs associated with our INTERCEPT commercialization efforts in Europe.

Net loss for the first quarter of 2007 was $6.8 million, or $0.21 per share, compared to a net loss of $0.9 million, or $0.04 per share, for the first quarter of 2006.

At March 31, 2007, the Company had cash, cash equivalents and short-term investments of $79.6 million.

“I am pleased to announce that product revenue for the first quarter of 2007 for our INTERCEPT Blood System was over one million dollars,” said Claes Glassell, president and CEO of Cerus Corporation. “We believe that the interest in pathogen inactivation is increasing. By marketing the INTERCEPT system as a single system that treats both platelet and plasma donated blood components intended for transfusion, we believe that we can offer customers a solution that is operationally, economically and clinically superior to conventional screening and blood testing practices.”

RECENT HIGHLIGHTS

•	Cerus to explore strategic alternatives for its immunotherapy business; and

•	Cerus awarded grants for its Listeria-based infectious disease programs.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing and commercializing novel, proprietary products and technologies within the fields of blood safety and immunotherapy that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

This press release contains forward-looking statements, including statements related to the potential efficacy the Company’s products and technologies. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “intends,” “believes,” “estimates,” “expects,” “plans” and similar words or expressions or the negative of these words or expressions are intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended March 31,
	2007	2006
Revenue
Government grant and cooperative agreements	$3,511	$2,701
Product revenue	1,187	479
Milestone and development funding	—	3,817

Total Revenue	4,698	6,997

Operating expenses
Cost of product revenue	824	182
Research and development	6,448	6,638
Selling, general and administrative	5,322	3,160

Total operating expenses	12,594	9,980

Loss from operations	(7,896)	(2,983)
Interest income and other, net	1,088	2,053

Net loss	$(6,808)	$(930)

Net loss per share:
Basic	$(0.21)	$(0.04)
Diluted	$(0.21)	$(0.04)

Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	31,760	23,040
Diluted	31,760	23,040

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

BALANCE SHEETS

(In thousands)

	March 31, 2007	December 31, 2006
Cash, cash equivalents, and short-term investments	$79,614	$93,416
Accounts receivable and other current assets	10,880	7,494
Inventories	2,577	1,833
Furniture and equipment, net	1,550	1,627
Other assets	11,543	11,447

Total Assets	$106,164	$115,817

Accounts payable and accrued liabilities	$10,849	$14,144
Deferred revenue	126	—
Deferred gain	91	586
Other current liabilities	72	84
Other long-term liabilities	27	32

Total liabilities	11,165	14,846

Stockholders’ equity	94,999	100,971

Total liabilities and stockholders’ equity	$106,164	$115,817

###

5